UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No. 1)

SBA Communications Corp.
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

78388J106
(CUSIP Number)

December 31, 2000
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule
pursuant to which this Schedule is filed:
[ X ]	Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).























CUSIP No.	78388J106

1.	                	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos.
				of above persons (entities only).
		Nevis Capital Management, Inc.
		52-1740975

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,360,953
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				2,360,953

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,360,953

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		5.8%

12.		TYPE OF REPORTING PERSON:
		IA


CUSIP No.	78388J106

1.                	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos.
				of above persons (entities only).
		Jon C. Baker

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,360,953
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				2,360,953

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,360,953

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		5.8%

12.		TYPE OF REPORTING PERSON:
		IN


CUSIP No.	78388J106

1.	         	NAME OF REPORTING PERSONS
                             I.R.S. Identification Nos.
			of above persons (entities only).
		David R. Wilmerding, III

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
		(a)
		(b)

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
		Maryland

Number of	5.		SOLE VOTING POWER:
Shares				0
Beneficially
Owned by	6.		SHARED VOTING POWER:
Each				2,360,953
Reporting
Person With	7.		SOLE DISPOSITIVE POWER:
				0

8.		SHARED DISPOSITIVE POWER:
				2,360,953

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
		2,360,953

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES:

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
		5.8%

12.		TYPE OF REPORTING PERSON:
		IN


ITEM 1.
	(a)	Name of Issuer:
		SBA Communications Corp.
		(b)	Address of Issuer's Principal Executive Offices:
			One Town Center Road
			3rd Floor
			Boca Raton, FL  33486

ITEM 2.
	(a)	Name of Person Filing:
		NEVIS CAPITAL MANAGEMENT, INC. ("Nevis")
		Jon C. Baker ("Baker")
		David R. Wilmerding, III ("Wilmerding")
	(b)	Address of Principal Business Office or, if none, Residence:
		Nevis, Baker, and Wilmerding - 1119 St. Paul St, Baltimore MD  21202
	(c)	Citizenship:
		Nevis - MARYLAND
		Baker and Wilmerding - USA
	(d)	Title of Class of Securities:
		COMMON STOCK
(e)	CUSIP Number:
78388J106

ITEM 3.	If this statement is filed pursuant to
Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Nevis:
	(a)	[     ]	Broker or dealer registered under
Section 15 of the Act (15 U.S.C. 78o).
	(b)	[     ]	Bank as defined in Section 3(a)(6)
of the Act (15 U.S.C. 78c).
	(c)	[     ]	Insurance company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)          [     ]	Investment company registered under
Section 8 of the Investment Company Act
of 1940 (15 U.S.C 80a-8).
(e)	    	[ X  ]	An investment adviser in accordance
with Section 240.13d-1(b)(1)(ii)(E);
(f)           [     ]	An employee benefit plan or endowment
fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[     ]	A parent holding company or control person
in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in
Section 3(b) of the Federal Deposit Insurance
Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from
the definition of an investment company under
Section 3(c)(14) of the Investment Company Act
of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).
For Baker and Wilmerding:
	(a)	[     ]	Broker or dealer registered under
Section 15 of the Act (15 U.S.C. 78o).
	(b)	[     ]	Bank as defined in Section 3(a)(6)
of the Act (15 U.S.C. 78c).
	(c)	[     ]	Insurance company as defined in
Section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)          [     ]	Investment company registered under
Section 8 of the Investment Company Act
of 1940 (15 U.S.C 80a-8).
(e)    	[     ]	An investment adviser in
accordance with Section 240.13d-1(b)(1)(ii)(E);
(f)           [     ]	An employee benefit plan or endowment
fund in accordance with Section 240.13d-1(b)(1)(ii)(F);
(g)	[ X ]	A parent holding company or control person
in accordance with Section 240.13d-1(b)(1)(ii)(G);
(h)	[     ]	A savings associations as defined in
Section 3(b) of the Federal Deposit Insurance
Act (12 U.S.C. 1813);
(i)	[     ]	A church plan that is excluded from
the definition of an investment company under
Section 3(c)(14) of the Investment Company Act
of 1940 (15 U.S.C. 80a-3);
(j)	[     ]	Group, in accordance with
Section 240.13d-1(b)(1)(ii)(J).
ITEM 4.	Ownership
(a)	Amount Beneficially Owned:
Nevis, Baker, and Wilmerding:  2,360,953
(b)	Percent of Class:
Nevis, Baker and Wilmerding:  5.8%
	(c)	Number of shares as to which the person has:
(i)	sole power to vote or to direct vote:
Nevis:  0
Baker:  0
Wilmerding:  0
(ii)	shared power to vote or to direct the vote:
Nevis:  2,360,953
Baker and Wilmerding:  2,360,953
(iii)	sole power to dispose or to direct the disposition of:
Nevis:  0
Baker:  0
Wilmerding:  0
(iv)	shared power to dispose or to direct the disposition:
Nevis:  2,360,953
Baker and Wilmerding:  2,360,953

Item 5.  Ownership of Five Percent or Less of a Class
	Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7.  Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on
By the Parent Holding Company
Jon C. Baker and David R. Wilmerding, III, each control 50% of Nevis Capital Management, Inc.
Nevis is registered as an investment adviser under the Investment Advisers Act of 1940.

Item 8.  Identification and Classification of Members of the Group
	Not Applicable

Item 9.  Notice of Dissolution of Group
	Not Applicable


Item 10.  Certification
(a)	The following certification shall be included
if the statement is filed pursuant to 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        03-21-01
		Date
Nevis Capital Management, Inc.

By: /s/ David R. Wilmerding, III
David R. Wilmerding, III, President



         03-21-01
		 Date

   /s/ Jon C. Baker
	 Jon C. Baker



         03-21-01
		Date

   /s/ David R. Wilmerding, III
	 David R. Wilmerding, III







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